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                                                                    EXHIBIT 99.1

EXE TECHNOLOGIES ANNOUNCES BOARD APPROVAL OF A REVERSE STOCK SPLIT Tuesday December 31, 9:04 am ET

DALLAS--(BUSINESS WIRE)--Dec. 31, 2002--EXE Technologies(R), Inc. (Nasdaq:EXEE -
News) today announced that its board of directors formally declared a one-for-seven reverse stock split of issued and outstanding shares of common stock which will be effective on January 2, 2003. The reverse stock split was authorized by the Company's stockholders at a special meeting held December 30, 2002.

On a pre-split basis, EXE Technologies currently has approximately 46.5 million common shares outstanding.

As announced earlier, EXE Technologies received a NASDAQ deficiency notice indicating that the company has been afforded 90 calendar days, or until January 21, 2003, to regain compliance with the minimum bid price requirements set forth in NASDAQ Marketplace Rule 4450.

About EXE Technologies, Inc.

EXE Technologies, Inc. (Nasdaq:EXEE - News) is a leading provider of supply chain execution software solutions that deliver the vital, frontline supply chain intelligence to drive customer execution decisions and processes. EXE's products and services help customers worldwide reduce inventory and operational costs while increasing customer loyalty and satisfaction. The Company provides global service and support from offices located in North America, Europe, the Middle East, Asia, and Australia. For more information about EXE Technologies, Inc., call 214/775-6000 or visit www.exe.com.

EXE Technologies, EXE and EXceed are trademarks, registered trademarks or service marks of EXE Technologies, Inc. in the United States and/or other countries. All other trademarks or service marks contained herein are the properties of their respective owners.

Statements contained in this press release related to EXE that are not historical facts may be forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. The forward-looking statements contained in this press release include, among other things, statements relating to a reverse stock split and the potential results to be achieved from such a reverse stock split. Our actual future results could vary materially from those expected due to a variety of risk factors. Any and all of our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including, among others, failure of the reverse stock split to raise our stock price, help us maintain our listing on the NASDAQ National Market or increase interest in our common stock. These risks, among others, are set forth in EXE's SEC filings, including, but not limited to, the proxy statement regarding the reverse stock split proposal, its Annual Report on Form 10-K for the year ended December 31, 2001, and subsequent quarterly reports on Form 10-Q.

Contact:
     EXE Technologies, Inc., Dallas
     Media Contact:
     Taylor L. Cole, 214/775-0834
     taylor_cole@exe.com
     or
     Investor Contact:
     Ken Vines, 214/775-5851
     ken_vines@exe.com